Exhibit 12.1
BIOSCRIP, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
(Amounts in thousands, except ratios)

	Fiscal Year Ended December 31,					Three Months Ended March 31,
HISTORICAL:	2005	2006	2007	2008	2009	2009	2010
FIXED CHARGES:
Interest expense, net	$392	$3,018	$3,270	$2,711	$1,920	$594	$3,169
Interest within rental expense	-	-	-	-	-	-	-

Total Fixed Charges	$392	$3,018	$3,270	$2,711	$1,920	$594	$3,169

EARNINGS:
(Loss) income before income taxes	$(29,595)	$(19,259)	$5,581	$(86,228)	$13,546	$3,689	$(9,471)
Fixed Charges	392	3,018	3,270	2,711	1,920	594	3,169

Total Earnings	$(29,203)	$(16,241)	$8,851	$(83,517)	$15,466	$4,283	$(6,302)

Ratio of Earnings to Fixed Charges	-74.5x	-5.38x	2.71x	-30.8x	8.06x	7.21x	-1.99x

PRO FORMA:
EARNINGS:
(Loss) income before income taxes					$13,003		$(9,022)
Fixed Charges					$31,448		$7,862

Total Earnings					$44,451		$(1,160)

FIXED CHARGES:
Interest expense					$31,448		$7,862
Interest within rental expense					-		-

Total Fixed Charges					$31,448		$7,862

Pro Forma Ratio of Earnings to Fixed Charges					1.41x		-0.15x